Exhibit 10.17

AGREEMENT FOR GRANTING STATE AID

TO BENEFICIARY OF TECHNOLOGICAL INDUSTRIAL DEVELOPMENT ZONE

Concluded in Skopje on _______20__

1 | P a g e

Pursuant to Article 4-a, paragraph (11) and Article 8-a, paragraph (5) of the Law on Technological Industrial Development Zones published in the Official Gazette of the Republic of Macedonia (no. 14/07, no. 103/08, no. 130/08, no.139/09, no.156/10, no.127/12, no.41/14, no.160/14, no.72/15, no.129/15, no.173/15, no. 192/15, no. 217/15, no. 30/16 and no. 83/18), between the contracting parties:

The Government of the Republic of North Macedonia, as a state aid provider, represented by the Directorate for Technological Industrial Development Zones, with address on [*], in accordance with the Decision of the Government of the Republic of North Macedonia no. 41-6869/1 from 11.08.2022, through the director [*], with residence [*] (hereinafter referred to as “First Party”);

Company for production, trade, traffic and services Next.e.GO MOBILE DOOEL –Import - Export Tetovo, as a beneficiary of state aid with registered address on [*], with unique tax number (UTN) [*], represented by [*] (hereinafter referred to as “Second Party”); and

Next.e.GO Mobile SE, with registered address on Lilienthalstrasse 1, 52068 Aachen, Germany, with unique identification number of the entity (UIN) HRB 24014, represented by [*] (hereinafter referred to as “Third Party”).

The Contracting parties have agreed on the following:

DEFINITIONS

Article 1

The following definitions have the following meaning:

“Start Date” means the date when the Contracting parties sign this Agreement, i.e. from receiving a Commencement Decision.

“Completion Date” is 31.12.2031 or a previous date on which the Second Party will notify the First Party in writing that it has implemented the Investment Project, i.e. the date additionally determined in accordance with Article 12.5 of this Agreement.

“Business Plan” means the plan of the Second Contracting Party for completion / realization of the Investment Project in the Zone, submitted to the Directorate for Technological Industrial Development Zones, with arch. no.1002/2 of 05.08.2022, attached to this Agreement as Appendix 1.

“Investment project” according to this Agreement is a project that will be performed by the Second Party, which will refer to investment in tangible and intangible assets in TIDZ Tetovo related to production of electric vehicle.

“Large Investment Project” means an initial investment with Eligible Investment Costs exceeding EUR [*] ([*] euros).

2 | P a g e

“Adjusted Aid Amount” means, in respect of the Investment Project and this Agreement, the maximum permissible aid amount for a Large Investment Project, calculated according to the following formula:

maximum aid amount = R x (A + 0,5 x B + 0,34 x C)

where R is the maximum regional aid intensity (50%); A is the initial EUR [*] of Eligible Investment Costs, B is the part of Eligible Investment Costs between EUR [*] and EUR [*] ; and C is the part of Eligible Investment Costs above EUR [*].

“Agreement” means in its entirety this State Aid Agreement concluded between the Contracting Parties.

“Contracting Parties” means the First Party, the Second Party and the Third Party jointly.

“TIDZ Tetovo” or “Zone” means Technological Industrial Development Zone “Tetovo” established by the Government of the Republic of Macedonia with Decision from 18.05.2010, and Decision on amending the decision of establishment from 05.07.2015.

“Activity Agreement” is the Agreement for performing activity in the Technological Industrial Development Zone “Tetovo”.

“Commencement Decision” is the Decision for commencement of work, issued by the Directorate for Technological Industrial Development Zones of the Second Party under the conditions and in the manner determined in Article 33, paragraphs 3 and 4 from the Law on Technological Industrial Development Zones.

“Law on TIDZ” is the Law on Technological Industrial Development Zones published in the Official Gazette of the Republic of Macedonia (no. 14/07, no. 103/08, no. 130/08, no. 139/09, no. 156/10, no.127 / 12, no.41 / 14, no.160 / 14, no.72 / 15, no.129 / 15, no.173 / 15, no.192 / 15, no.217 / 15, no. 30/16 and no. 83/18).

“Law on State Aid Control” is the Law on State Aid Control published in the Official Gazette of the Republic of Macedonia (no. 145/10).

“Regional Aid Decree” is the Decree on the conditions and procedure for granting regional aid adopted by the Government of the Republic of Macedonia and published in the Official Gazette of the Republic of Macedonia (no. 109/13).

“Decision for permitted granting of state aid” means the Decision with UP no. 10-110 of 10.08.2022, issued by the Commission for Protection of Competition of the Republic of North Macedonia, in accordance with the Law on State Aid Control.

3 | P a g e

“Eligible Investment Costs” means the amount of invested funds from Second Party required for realization of the Investment Project, including:

-	costs related to buildings (including costs for renting and buyout) and facilities required for the Investment Project, where the transaction was at fair market conditions and price in accordance with the documentation that will prove the of “arm’s length” principle and/or a report by an authorized appraiser hired if necessary or at request of the First Party;
-	costs of technical equipment and machinery for the production facilities required for the Investment Project, procured under fair market conditions and price in accordance with documentation that will prove the of “arm’s length” principle and/or a report by an authorized appraiser hired if necessary or at request of the First Party;
-	costs for acquiring intangible assets, including technology transfer through the acquisition of patents, licenses, know-how i.e. unpatented technical knowledge in the Investment Project, under the conditions laid down in the Regional Aid Decree; and
-	other investment costs related to the Investment Project which are allowed as Eligible investment costs for state aid according to the laws and bylaws of the Republic of North Macedonia;
-	incurred prior to Commencement Date, but not earlier than the date of submitting a Letter of Intent 04.07.2022.

“Employees” means any person holding Macedonian citizenship directly employed by the Second Party on permanent or temporary basis under an Employment Contract for full-time employment, on which basis the Second Party is obliged to pay the mandatory social contributions and taxes related to employment pursuant to the Law on Labor Relations, Law on Contributions for Mandatory Social Insurance and other applicable laws in the Republic of North Macedonia, employed on a job position created only for the Investment Project.

“Employment Contract” shall mean any full-time employment contract between the Second Party as employer and a Macedonian citizen as employee.

“Authorizations” means any powers, consents, permits, decisions, licenses, exemptions, administrative acts, submissions and registrations that need to be issued or prepared by any government institution or municipality or other competent authority in the Republic of North Macedonia, which means granting of authority in accordance with the law.

1.2. Except when it is otherwise provided, any reference under this Agreement to:

-	“including” shall not be construed as limiting the general meaning of the preceding words;
-	this Agreement and all references to any provision of the Agreement or any other document referred to in this Agreement shall be interpreted as references to the one which is in force at the time, and as amended, supplemented, confirmed, replaced or renewed from time to time;
-	words in the singular shall include the plural and vice versa, and words denoting any gender include all genders; and
-	a provision of the Law is a reference to that provision as it shall be amended or re-determined.

4 | P a g e

SUBJECT AND ENTRY INTO FORCE

Article 2

2.1. The subject of this Agreement is the granting of state aid by the First Party to the Second Party for the realization of the Investment Project in the Zone. The state aid from this Agreement is granted provided that no bankruptcy procedure or liquidation procedure is opened by the Second Party and under the condition from Article 4-a paragraph (2) of the Law on TIDZ.

2.2. This agreement enters into force on the “Commencement Date”, that is, from the day of receiving the Commencement Decision.

RIGHT AND OBLIGATIONS OF THE CONTRACTING PARTIES

Article 3

The First Party shall grant State aid to the Second Party under the terms of this Agreement. The First Party guarantees that the state aid granted under this Agreement is in accordance with the applicable laws of the Republic of North Macedonia. The First Party grants state aid to the Second Party in the form of an aid scheme according to the Law on TIDZ, and in form of individual aid under the conditions determined in this Agreement and in accordance with the Law on State Aid Control and the Regional Aid Decree.

Under the conditions stipulated in the Law on TIDZ, the First Party undertakes that it shall provide to the Second Party state aid by way of ensuring the following incentives with regard to the realization of the Investment Project in the Zone:

-	Value Added Tax Exemption for the imports of goods in the Zone, under the condition that the goods are not placed in free circulation, i.e., are not intended to the end use pursuant to Article 5-a of the Law on TIDZ;
-	Customs exemptions and relieves pursuant to Article 6 of the Law on TIDZ;
-	Exemption from the obligation of submitting a guarantee as a security instrument for the customs debt occurring or that may occur after the determination of the customs permitted activities or use of the goods while operating in the Zone, pursuant to Article 6 of the Law on TIDZ; and
-	Exemption from paying a fee for regulation of the construction land pursuant to Article 8 of the Law on TIDZ.

The trade in goods and services in the Zone, except the trade intended for final consumption, shall not be subject to taxation with Value Added Tax, pursuant to the Law on TIDZ.

5 | P a g e

Article 4

4.1 The First Party shall provide the Second Party with state aid in amount of up to [*]% ([*]percent) of the amount of the Eligible Investment Costs stated in Article 7, paragraph 7.1 of this Agreement, which shall be paid in installments, as follows:

-	The first tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2022;
-	Second tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2023; and
-	Third tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2024.

4.2. The state aid for each tranche referred to in paragraph 4.1 shall remain fixed as long as the Second Party invests the amount as projected in the Business Plan and as long as total accumulation of the state aid is within Adjusted Aid Amount. For the avoidance of doubt, if the Eligible Investment Expenses made by the Second Party by the Completion Date are less than the amount set in Article 7, the total amount of state aid from this Article 4 will be reduced to 15% of the confirmed Eligible Investment Costs. In this case, if the First Party already paid amounts exceeding such 15% of confirmed Eligible Investment Costs, the Second Party shall return to the First Party the amount that is the difference between the amount of the paid installments under this Article 4 and the 15% of the confirmed Eligible Investment Costs.

4.3 The State aid referred to in this Article 4 shall be paid by the First Party to the Second Party, only after the Second Party has submitted a request for payment to the First Party no later than 30th of September of the year of payment.

Part of the state aid from this Article 4 will be used to cover the costs of leasing the building of the Second Party in the first two years of the investment. The Second Party has the obligation to pay the amount of annual rent of the building for the first two years.

4.4. The State aid referred to in this Article 4 shall be paid in denar counter-value equivalent to the middle exchange rate of the National Bank of the Republic of North Macedonia on the day of submission of the request by the Second Party.

Article 5

5.1 The First Party shall provide the Second Party with state aid for the creation of new job positions, for the Employees under an Employment Contract for full-time employment until the Completion date in amount of EUR [*] ([*] euros) for one job. The state aid for creation of new job positions shall be paid in denar counter value, by applying the middle exchange rate of the National Bank of the Republic of North Macedonia on the date of submission of the request by the Second Party.

5.2 The state aid for new jobs creation shall be paid by the First Party to the Second Party for the new jobs created in the period until the Completion Date, only under the condition that the Second Party has reached annual growth of total basic gross salaries of [*]% per year for all of the Employees.

6 | P a g e

5.3 The state aid for new jobs creation shall be paid by the First Party to the Second Party in annual installments not later than 30th of December of each year, provided that the Second Party has provided evidence for concluded employment contracts, not later than 31st of January for the requested number of Employees employed by 31st of December in the previous year, along with documents evidencing the total number of Employees, the amount of total paid basic monthly gross salary in the last year and the year prior to the last year for the total number of Employees, supplemented by a notarized statement given under full material, criminal and moral responsibility by the authorized representative of the Second Party, confirming the validity and credibility of all supporting documents to the request for payment.

5.4 The First Party shall pay the state aid from the request for payment within the set deadlines, provided that the Second Party submits all necessary documents to prove in accordance with this Agreement and upon confirmation of fulfillment of the requirements and conditions by an independent company engaged by, and acting on behalf of, the First Party. If the request for payment is not completed with the supporting documents, the First Party will notify the Second Party to complete the documents. The State aid referred to in Article 5 shall be paid by the First Party to the Second Party only if and after the Second Party completes the request for payment.

5.5 The First Party shall have the right to visit the premises of the Second Party at any time during its working hours with a prior notification of 5 days, or the purpose of review of any and all employment contracts for the Employees, in order to confirm their pay and their employment status.

5.6 For avoidance of doubt, the state aid under this Article is valid until the date when the total state aid reaches the threshold of maximum aid amount for the confirmed Eligible Investment Costs stipulated in Article 7 of this Agreement.

Article 6

6.1 The First Party shall provide the Second Party with state aid in the amount of up to 15% (fifteen percent) of the amount of Eligible Investment Costs stated in Article 7, paragraph 7.1 of this Agreement, which are to be paid by the First Party to the Second Party in installments under the specific condition that the Second Party has increased the revenues as projected in the Business Plan, as follows:

-	The first tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2024 only if the Second Party submits a request and submits evidence to the First Party no later than 30.09.2024;
-	The second tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2025 only if the Second Party submits a request and submits evidence to the First Party no later than 30.09.2025; and
-	Third tranche in the amount of EUR [*] ([*] euros) will be paid no later than 30.12.2026 only if the Second Party submits a request and submits evidence to the First Party no later than 30.09.2026;

7 | P a g e

6.2. The state aid for each tranche referred to in paragraph 6.1 shall remain fixed as long as the Second Party invests the amount as projected in the Business Plan and as long as total accumulation of the state aid is within Adjusted Aid Amount. For the avoidance of doubt, if the Eligible Investment Expenses made by the Second Party by the Completion Date are less than the amount set in Article 7, the total amount of state aid from this Article 6 will be reduced to [*]% of the confirmed Eligible Investment Costs. In this case, if the First Party already paid amounts exceeding such [*]% of confirmed Eligible Investment Costs, the Second Party shall return to the First Party the amount, which is the difference between the amount of the paid installments under this Article 6 and the [*]% of the confirmed Eligible Investment Costs.

6.3 The State aid referred to in this Article 6 shall be paid by the First Party to the Second Party, after the Second Party has submitted a request for payment to the First Party with annual account submitted to the Central Registry, which includes the SRA (Structure of Revenues by Activities) summary, and a report of revenues from production prepared by the Second Party, supplemented by a notarized statement given under full material, criminal and moral responsibility by the authorized representative of the Second Party confirming the validity and credibility of all supporting documents to the request for payment.

6.4 The First Party shall pay the state aid from the request for payment within the set deadlines, provided that the Second Party submits all necessary supporting documents in accordance with this Agreement, and upon confirmation of fulfillment of the requirements and conditions by an independent company engaged by, and acting on behalf of, the First Party. If the request for payment is not completed with the supporting documents, the First Party will notify the Second Party to complete the documents. The State aid referred to in Article 6 shall be paid by the First Party to the Second Party only if and after the Second Party completes the request for payment.

6.5. The State aid referred to in this Article 6 shall be paid in denar counter-value equivalent to the middle exchange rate of the National Bank of the Republic of North Macedonia on the day of submission of the request by the Second Party.

Article 7

7.1 The Second Party will invest an amount of EUR [*] ([*] euros) as Eligible investment costs for the Investment Project in the Zone, in the period until the Completion Date, as set in the Business Plan.

7.2 The amount of Eligible Investment Costs will be calculated on the basis of official written documents (procurement orders, bids, contracts, invoices, customs documents, bank statements, fixed assets register / inventory list, copies of manufacturer’s invoices, study of transfer pricing when applicable in case the funds are procured by a foreign related party and/or report prepared by a licensed appraiser to assess the value of the machinery, facilities and equipment), which prove the investment costs realized by the Second Party. For that purpose, each year until 31 March, the Second Party shall submit to the First Party an annual report and a copy of the documents. By the end of May, the investment amount from the report will be revised in accordance with International Standard on Related Services (International Standard on Related Services ‘ISRS’) 4400 Commitments to perform contractual procedures as published by the International Federation of Accountants (International Federation of Accountants ‘IFAC’) and as published in the Official Gazette, by an independent audit firm selected by the First Party, of which it shall notify the Second Party in writing. The final report with the total Eligible investment costs for the Investment Project will be submitted by the Second Party to the First Party no later than 90 (ninety) days after the Completion Date, which will be audited by the independent audit firm. When the amounts considered as Eligible Investment Costs are in a currency other than the Macedonian Denar, the equivalent Denar counter value shall be calculated by applying the middle exchange rate of the National Bank of the Republic of North Macedonia for the date on which the cost was incurred, and in case of import of goods - the exchange rate from the import declaration issued by the Customs Administration of the Republic of North Macedonia.

For the payments of the state aid from Article 4 and Article 6 in the years 2022, 2023 and 2024, the company has the obligation to submit confirmations for the orders made for the purchase of equipment, the payment of funds for the same.

8 | P a g e

7.3 The valuation and validation of Eligible Investment Costs shall be determined in accordance with the relevant laws and bylaws in the Republic of North Macedonia and the international accounting standards applicable in the Republic of North Macedonia. The First Party will notify the Second Party in writing for the costs included in the reports that will be considered Eligible Investment Costs.

7.4 The Second Party has the obligation to engage a legal entity upon prior consent of the First Party that will act on behalf of the First Party to ensure compliance of the Second Party with the rights and obligations established in this agreement and with all relevant and applicable legislation. The Second Party will provide the legal entity with full access to all documents and information about the company’s operations and will allow them to inspect the books and other documents of the company, at the request of the legal entity. The Second Party concludes an agreement with the legal entity, which determines the relations, rights and obligations in accordance with this Agreement.

7.5 The Second Party shall maintain the investment, i.e., the assets (facilities, buildings, equipment) in the Zone in a productive, operational and usable condition for a period of at least 5 (five) years from the Completion Date of the Investment Project. If the Second Party fails to maintain the investment in accordance with this paragraph, it is obliged to repay the full amount of state aid received under this Agreement together with the interest rate calculated in accordance with the laws and regulations of the Republic of North Macedonia.

7.6 The Second Party shall finance at least [*]% ([*]) of the Eligible Investment Costs for the Investment Project from its own sources or from a third party in a form that does not constitute State aid.

7.7 The Second Party obliges to insure all tangible assets for the realization of the Investment Project in the Zone which are subject to state aid, during the Investment Project and 5 (five) years after the Completion Date.

The First Party will pay the Second Party the state aid provided for in this Agreement and on the condition that the Second Party has fulfilled all obligations according to this Agreement, including but not limited to obligations arising from Article 7 of this Agreement and all obligations related to the rent of the facility and other costs to the Directorate or the operator of the Zone.

Article 8

8.1 The Second Party shall create 891 new job positions whereby it shall employ at least 891 Employees by the Completion Date.

8.2 The Second Party obliges that it shall maintain occupied the number of new job positions for which it has received state aid according to the Article 5 from this Agreement in a period of 5 (five) years from the Completion Date.

8.3 In the event the Second Party fails to maintain the job positions pursuant to the previous in paragraph 8.2, the Second Party shall notify the First Party within 15 (fifteen) days and the Second Party will be given period of 60 (sixty) days from the date when the position became vacant, to fill the vacant job position. If after the expiry of this period the vacant job position has not been filled, the Second Party shall repay the relevant part of the state aid received under Article 5 corresponding to the job position and period during which the respective job position was not occupied. The Second Party shall repay the portion of the state aid received under Article 5 within 30 (thirty) days from the expiry of the 60-day period during which the job position was not occupied. The portion of the state aid that has to be reimbursed by the Second Party shall be calculated in a way that the state aid for each vacant job position shall be multiplied by a coefficient containing in the numerator the number of days of the relevant period of non-fulfilment and in the denominator the value of [*].

8.4 The Second Party obliges that no later than 31st of March of each calendar year it shall submit to the First Party a yearly report with a monthly overview on all employees for the period from 1 January through 31 December of the previous year until the Completion Date.

Article 9

9.1 During the entire duration of this Agreement, the cumulative regional state aid for the Investment Project will be limited to the Adjusted Aid Amount calculated on the confirmed Eligible Investment Costs realized by the Completion Date.

9.2 In case of received amount of state aid above the maximum aid amount for the confirmed Eligible investment costs for the Investment Project, the Second Party shall immediately repay the difference to the First Party in accordance with the laws and regulations of the Republic of North Macedonia.

9.3. The cumulation of the regional aid shall be in accordance with Article 10 of the Regional Aid Decree.

9 | P a g e

GENERAL PROVISIONS

Article 10

10.1 The Contracting Parties agree that the written communication regarding this Agreement will be considered fully legally realized if sent by registered mail and received at the following address:

For the First Party: [*], Republic of North Macedonia;

For the Second Party: [*], Republic of North Macedonia;

For the Third Party: [*], Germany

10.2 The Contracting Parties agree that in case of change of the address stated in the previous paragraph, the other party will be notified in writing by registered mail within 15 (fifteen) days from the occurrence of the change. If the attempt to deliver the notice to the addresses stated above is made correctly, but the relevant party is not found, it will be considered that the delivery was made within 8 (eight) days from the delivery to the post office, in which case the Contracting Parties waive their right to file an objection on this ground.

10.3 The written communication between the parties will be in Macedonian, with English translation if requested by the other party.

Article 11

11.1 The Third Party, by signing and agreeing to this Agreement, warrants for the obligation of the Second Party towards to First Party under paragraph 7.5, 7.6, 8.3 and 9.2 of this Agreement. Where the Second Party does not fulfil such obligations, the Third Party undertakes to fulfil such obligation under the conditions determined in this Agreement.

Article 12

12.1 The First Party shall make every effort to facilitate the Second Party obtaining all authorizations necessary for the Investment Project within the time limits determined in the laws of Republic of North Macedonia, provided that the Second Party has fulfilled all legal obligations determined by the relevant laws of the Republic of North Macedonia.

12.2 The First Party shall make every effort to facilitate the cooperation of the Second Party with the relevant institutions in relation to the activities undertaken by the Second Party in order to fulfill its obligations under this Agreement, provided that the Second Party has fulfilled all legal obligations determined by the relevant laws of the Republic of North Macedonia.

10 | P a g e

12.3 The First Party shall make every effort to assist the Second Party in obtaining any authorization from state or local, governmental or public bodies, including but not limited to permits, licenses and visas for the employees and representatives of the Second Party, which will allow them to reside and work in Republic of North Macedonia, provided that the Second Party, in relation to the residence and work permits of its representatives and employees, has fulfilled all legal obligations determined by the relevant laws of the Republic of North Macedonia.

12.4 The First Party shall not be liable under this article for the inability of a third party to perform the requested actions, over which the first party has no control and jurisdiction.

12.5 If the fulfillment of the obligations for the Investment Project, in the period of realization of the Investment Project is postponed or disabled due to actions or omissions of the First Party, including local self-government bodies and regulatory bodies as legal entities established by law, deadlines and conditions provided in this Agreement shall be duly extended for the period of such delay or disabling.

12.5.1 In relation to paragraph 12.5 of this Agreement, the Second Party is obliged to notify the First Party in writing as soon as possible with an accurate and precise description of the actions or omissions of the First Party, including local self-government bodies and regulatory bodies as established legal entities by law, due to which the fulfillment of the obligations for the Investment Project may be delayed or prevented;

12.5.2 If actions or omissions of the First Party are ascertained, including the local self-government bodies and regulatory bodies as legal entities established by law, the First Party, as soon as possible, shall take all measures to eliminate those actions, i.e., omissions of the First Party, including local self-government bodies and regulatory bodies as legal entities established by law. After the removal of the actions, i.e. the omissions stated above, the First Party will notify in writing the Second Party for extension of the period for fulfillment of the obligations of the Investment Project;

12.5.3 In case contrary to the situation determined in 12.5.2 of this Agreement, the First Party shall notify the Second Party in writing, and the Second Party shall continue to fulfill the obligations of the Investment Project within the deadlines established in this Agreement.

12.6 The First Party shall undertake the obligation, where possible, to collect all documents of the Second Party issued by other state institutions, necessary to prove the fulfillment of the conditions in accordance with this Agreement. In case such document of the Second Party has been already submitted to the First Party for other administrative purposes, the Second Party shall state this in the request for payment or in the annual report, respectively.

11 | P a g e

Article 13

13.1 Neither Contracting Party shall be liable to the other, or deemed to have breached the provisions of this Agreement, for any delay in the performance or non-performance of any of its obligations under this Agreement, if the delay or non-performance is beyond reasonable control of the Contracting Party (“Force Majeure”).

13.2 The Contracting Party, which claims that it will not be able to fulfill its obligations under this Agreement in a timely manner or at all, undertakes to inform the other party of the nature and scope of the circumstances that led to it, as soon as possible. If the circumstances referred to in paragraph 13.1 cause a delay of more than 3 (three) months in the obligations of the Contracting Parties, the parties shall meet and decide on the further fulfillment of their obligations under this Agreement.

TRANSFER OF RIGHTS TO THIRD PARTIES

Article 14

14.1 The Second Contracting Party may not under any circumstances transfer any of its rights or obligations under this Agreement or grant it as means of security.

14.2 With the exception of paragraph 14.1 of this Agreement, the Second Party may transfer any of its right and obligation under this Agreement with the prior written consent of the First Party, whereby such consent must be given by the First Party within forty-five (45) days, in case the planned recipient of the rights and obligations is a dependent company or affiliated party of the Second Party authorized to perform the activities allowed in accordance with the Law on Technological Industrial Development Zones.

DISPUTE RESOLUTION

Article 15

15.1 This Agreement is interpreted and implemented in accordance with the laws of the Republic of North Macedonia.

15.2 The Contracting Parties undertake to settle disputes arising out of this Agreement amicably and in accordance with good business practice. If this is not possible, all disputes arising between the Contracting Parties in connection with this Agreement shall be settled by arbitration, in accordance with the Arbitration Rules of the International Chamber of Commerce (“Rules of ICC”). The number of arbitrators will be 3 (three) persons and they will be appointed in accordance with the Rules of ICC. The seat of the arbitral tribunal will be in Vienna, Austria. The language of the proceedings will be English. The Contracting Parties of this Agreement irrevocably waive the right to seek a settlement of such dispute or to appeal to any court. The submission and the arbitration agreement will be separately enforceable. Any decision passed by the arbitral tribunal shall be final and binding for the Contracting Parties.

12 | P a g e

Article 16

16.1 This Agreement is prepared in 12 (twelve) uniform copies, of which 6 (six) in Macedonian and 6 (six) in English language. Each Contracting Party shall receive 2 (two copies) of this Agreement in each language.

16.2 Either of the Contracting Parties can initiate review of the Agreement in terms of all parameters contained in the Business Plan in Appendix 1 of the Agreement, three years upon the Start date at the earliest and can propose modifications of this Agreement, which can be concluded only in writing in accordance with the applicable regulation.

16.3 In the event of any divergence in the interpretation of provisions of this Agreement between the Contracting Parties, the Macedonian language version of the Agreement shall prevail.

16.4 This Agreement contains the full understanding reached between the Contracting Parties regarding the subject of this Agreement, and supersedes and terminates all prior negotiations between the Contracting Parties.

For the First Contracting Party: [*]

signature and stamp

____________________________

For the Second Contracting Party: [*]

signature and stamp

_____________________________

For the Third Contracting Party: [*]

signature and stamp

_____________________________

Appendix 1: Business Plan

13 | P a g e